Exhibit (d)(3)

EXECUTION VERSION

FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT

This First Amendment (this “Amendment”) to the Confidentiality Agreement (as defined below) is entered into as of January 13, 2025, by and between H&E Equipment Services, Inc., a Delaware corporation (the “Company”), and United Rentals, Inc., a Delaware corporation (“Recipient”). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Confidentiality Agreement.

WHEREAS, the Company and Recipient are parties to that certain confidentiality agreement, dated as of November 14, 2024 (the “Confidentiality Agreement”);

WHEREAS, Section 17 of the Confidentiality Agreement permits any provision thereof to be amended by an agreement in writing signed by the parties thereto; and

WHEREAS, the Company and Recipient desire to enter into this Amendment to amend certain terms of the Confidentiality Agreement in accordance with the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Recipient hereby agree as follows:

1.	Amendments to the Confidentiality Agreement. Section 8 of the Confidentiality Agreement shall be amended and replaced in its entirety by the following:

“No Solicitation. For a period of two years from the date of this Agreement, neither Party (the “Soliciting Party”) shall, and shall cause its subsidiaries not to, without the prior written consent of the other Party, directly or indirectly solicit for employment or hire, or enter into any employment agreement with, any officer, management-level employee, sales personnel or branch manager of the other Party or any of its subsidiaries with whom the Soliciting Party has had contact or who otherwise became known to the Soliciting Party (or about whom the Soliciting Party learned information, other than by a general list of employees made available to the Soliciting Party), in each case, in connection with its consideration of the Transaction; provided, however, that the foregoing provision shall not prevent the Soliciting Party or its subsidiaries or affiliates from (a) making general solicitations for employment (including the use of general advertisements or recruiting agencies) not specifically directed at any particular individual or employee of the other Party or any of its subsidiaries and hiring, or entering into any employment agreement, with any employee of the other Party or any of its subsidiaries who responds to such general solicitation for employment without any contact from or inducement, directly or indirectly, by the Soliciting Party or its subsidiaries, (b) who has been terminated by the other Party or its subsidiaries or affiliates or (c) who has not been employed by the other party or its subsidiaries or affiliates during the twelve months preceding any such hiring action by such party or its subsidiaries or affiliates.”

2.	Effect of Amendment. Except as specifically provided in this Amendment, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. This Amendment is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Confidentiality Agreement.

3.	Other Provisions. Sections 9 (Term and Termination), 10 (No Representations or Warranties), 12 (No Other Obligation), 14 (Remedies), 15 (Securities), 16 (Governing Law, Jurisdiction, Venue; WAIVER OF JURY TRIAL), 17 (Notices), 18 (Entire Agreement), 19 (Severability), 20 (Counterparts), 21 (Assignment) and 22 (Waivers) of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

H&E Equipment services, inc.

By	/s/ Brad Barber
Name:	Brad Barber
Title:	Chief Executive Officer

Address: 7500 Pecue Ln
Baton Rouge, LA 70809
Attn: Brad Barber
Email: [***]

[signatures continue on following page]

[Signature Page to First Amendment to Confidentiality Agreement]

UNITED RENTALs, INC.

By	/s/ Joli Gross
Name:	Joli Gross
Title:	SVP, Chief Legal & Sustainability Officer, Corporate Secretary

Address:

Attn: Joli Gross
100 First Stamford Place, Suite 700
Stamford, CT 06902
[***]

[Signature Page to First Amendment to Confidentiality Agreement]